Exhibit 99.1

International Assets Holding Corporation Considers

Private Placement of Convertible Subordinated Notes

Altamonte Springs, Florida – Jan 5, 2004 -International Assets Holding Corporation (NASDAQ:IAAC) (the “Company”) announced today that it is considering raising up to $10 million through a private placement of convertible subordinated notes. The specific terms of the securities to be offered are expected to be finalized within the next few weeks. The offering is subject to market conditions and other factors.

The proceeds from the offering will be used by the Company to grow and expand its international trading activities.

Any securities that may be offered will not be registered under the United States Securities Act of 1933, as amended, or applicable state securities law, and may not be offered or sold in the United States absent registration under the Securities Act and applicable securities laws or available exemptions from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.

About International Asset Holding Corporation (Nasdaq:IAAC)

The Company and its subsidiaries form a financial services group focused on select international markets. The Company uses its capital and expertise to facilitate wholesale cross-border financial flows through market making and trading of international financial instruments and commodities. The Company’s activities are currently divided into three functional areas—international equities market-making, international debt capital markets, and commodities/foreign exchange trading. The Company was formed in October 1987 and has three wholly-owned subsidiaries: INTL Trading, Inc., a NASD member broker dealer; INTL Assets, Inc.; and IAHC Bermuda, Ltd. The Company has been publicly traded since 1994. Additional information regarding the Company is available on the Company’s web site at http://www.intlassets.com

Certain statements in this document may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including adverse changes in economic, political and market conditions, losses from the Company’s market-making and trading activities arising from counter-party failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its forward-looking statements are based upon reasonable assumptions regarding its business, future market conditions, there can be no assurances that the Company’s actual results will not differ materially from any results expressed or implied by the Company’s forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any forward-looking statements are not guarantees of future performance.

Contact:

International Assets Holding Corporation,

Altamonte Springs, Florida

Scott Branch, 888/345-4685 Ext. 335

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